Exhibit 99.1

Cascade Microtech Announces Preliminary Fourth Quarter 2005 and Year End Financial Results

Beaverton, OR-January 10, 2006-Cascade Microtech, Inc. (Nasdaq: CSCD) today announced its preliminary results for the fourth quarter and year ended December 31, 2005.

Revenue for the fourth quarter of 2005 is expected to be approximately $17.7 million and earnings per share for the fourth quarter are expected to be $0.11 per fully diluted share. The Company provided guidance on October 26, 2005 for revenue of $18.8 – $20.0 million and diluted earnings per share of $0.15 - $0.20. The revenue shortfall was caused by delays in orders and shipments in the Company’s Engineering Products Division, primarily in Japan. The earnings shortfall was primarily due to the lower revenue.

Revenue for the year ended December 31, 2005 is expected to be approximately $73.6 million and earnings per share for 2005 are expected to be $0.69 per fully diluted share. This represents annual revenue growth of 14% and annual EPS growth of 23%. The Company is expected to achieve record annual revenue and earnings in 2005.

Eric Strid, CEO stated, “Our Engineering Products Division experienced some order delays in the fourth quarter, mostly in Japan. These delayed orders have caused shipments to be delayed for some of our systems. A large portion of our revenue typically books and ships during the quarter. System order delays can significantly affect our revenue and operating results for the quarter due to their larger size. Our Production Probe Division was unaffected and continued to experience strong sequential revenue growth, as expected. Overall, we grew our total backlog during the quarter and our sales funnel remains strong.”

The Company has not yet completed the preparation of its year end financial statements and the audit of the Company’s historical financial statements has not been completed by our independent registered public accounting firm. Accordingly, the preliminary results provided in this press release are subject to the risk that upon completion of the year end financial statements and the audit thereof by the Company’s independent registered public accounting firm, there may be adjustments to the Company’s financial information that could materially affect the preliminary results provided in this press release.

Cascade Microtech will release financial results for its fourth quarter ended December 31, 2005 at approximately 4 p.m. EST, on Tuesday, February 14, 2005. The company will host a conference call beginning at 5 p.m. EST (2 p.m. PST) that same afternoon to discuss these results, along with business highlights and outlook.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 7 p.m. EST at this same internet address. (For a telephone replay (available after 7 p.m. EST) dial 888-286-8010 Pass code: 50975461; International: 617-801-6888.)

Forward-Looking Statements

The statements in this release that are not strictly historical in nature are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Investors should be aware that the Company’s fiscal year ended December 31, 2005. The Company has not yet completed the preparation of its year end financial statements and the audit of the Company’s historical financial statements has not been completed by the Company’s independent registered public accounting firm. Accordingly, the preliminary results provided in this press release are subject to the risk that upon completion of the year end financial statements and the audit thereof by our independent registered public accounting firm, there may be adjustments to the Company’s financial information that could materially affect the preliminary results provided in this press release. The Company should not be considered to be under any obligation or course of conduct in the future to issue revisions to previously issued financial information as a result of its decision to provide preliminary financial results for the fourth quarter. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About Cascade

Cascade Microtech, Inc. is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs) IC packages, circuit boards and modules, MEMS, biological structures, electro-optic devices and more. For semiconductor manufacturers doing production test, Cascade Microtech delivers leading-edge probe cards that reduce manufacturing costs of complex semiconductors.

Contact:

Cascade Microtech, Inc.

Steven Sipowicz  503-601-1000

Gale Napier  503-601-1000